     EXHIBIT 99.1

News Release

Pioneer Natural Resources Reports Fourth Quarter 2010 Results

Dallas, Texas, May 4, 2010 -- Pioneer Natural Resources Company (NYSE:PXD) today announced financial and operating results for the quarter ended March 31, 2010.

Pioneer reported first quarter net income attributable to common stockholders of $245 million, or $2.08 per diluted share (see attached schedule for description of per diluted share calculation).  Net income included noncash unrealized gains on derivatives of $164 million after tax, or $1.40 per diluted share.  Without the effect of this item, adjusted income for the first quarter of 2010 would have been $81 million, or $.68 per diluted share.

Also included in Pioneer’s first quarter results was income of $23 million after tax, or $.20 per diluted share, related to unusual items. These unusual items included:

•	a gain of $10 million after tax ($.08 per diluted share) from the sale of non-core Uinta/Piceance assets,
•	Alaska Petroleum Production Tax (PPT) credits of $9 million after tax ($.08 per diluted share) and
•	net hurricane-related insurance recoveries of $4 million after tax ($.04 per diluted share).

First quarter and recent highlights included:
•
producing 114.3 thousand barrels oil equivalent per day (MBOEPD), a 7% increase from the fourth quarter of 2009 reflecting 1) successful drilling results in the Spraberry field, Eagle Ford Shale and Alaska; 2) the resumption of full operations at the gas-to-liquids plant in South Africa where Pioneer’s gas is sold; and 3) the expiration of the Hugoton volumetric production payment (VPP),

•	ramping up Spraberry drilling ahead of schedule – currently running 19 rigs,
•
delivering industry-leading drilling results in the Eagle Ford Shale, including the Company’s fifth successful well (Chesnutt #1) which had an initial production rate of 15.6 million cubic feet equivalent per day (MMCFEPD) with a liquids content of 45%,

•	pursuing a joint venture to accelerate Eagle Ford Shale development, with an announcement expected by the end of the second quarter,
•	drilling two highly productive Kuparuk wells and successfully testing a third reservoir (Moraine) at Oooguruk in Alaska,
•	commencing the drilling of three operated wells in Tunisia,
•	adding oil and gas derivatives with price upside for 2011, 2012 and 2013 and
•	reducing long-term debt by $113 million from free cash flow and the receipt of a partial refund of past royalty overpayments from the Minerals Management Service (MMS).

Scott Sheffield, Chairman and CEO, stated, “Strong current and forecasted oil prices and our attractive derivative positions support operating cash flow projections of approximately $1.0 billion in 2010 and $1.4 billion in 2011.  As a result, we are ramping up our drilling program in the Spraberry field ahead of schedule and will be adding rigs in the burgeoning Eagle Ford Shale play where we have delivered the best initial production rates to-date in the play.  Based on our planned ramp-up of activity in these two areas, we are forecasting in excess of five years of double-digit annual production growth beginning in 2011, while continuing to spend within cash flow.  During this period, we expect to increase our liquids production from 45% to 60%.”

Operations Update
In the Spraberry field in West Texas, the Company began putting drilling rigs back to work late last year after having curtailed oil drilling for most of 2009 in response to low commodity prices.  The original plan for 2010 targeted running 19 rigs by midyear and 24 rigs by year end.  The 19-rig level has already been achieved, and the year-end target has been increased to 25 to 30 rigs.  As a result, the full-year well count has been increased for 2010 from approximately 425 wells to 440 wells.

This drilling program is expected to generate quarter-to-quarter Spraberry production growth during 2010.  First quarter 2010 production averaged 31 MBOEPD, up 2% from the fourth quarter of 2009.  By the fourth quarter of 2010, production is forecasted to increase to 34 MBOEPD, an increase of 10% from the fourth quarter of 2009.  The majority of the wells in the 2010 drilling program will include completions in the Wolfcamp and shale/silt intervals, providing incremental production and proved reserves.  In addition, Pioneer plans to test the potential of the deeper Strawn interval and the production rates of horizontal wells in the Wolfcamp during the second half of the year.  Pioneer also commenced a 7,000-acre waterflood project during the first quarter of 2010.  The Company plans to commence water injection during the third quarter and anticipates first oil response during the first half of 2011.

The Company plans to continue to add drilling rigs beyond 2010 and expects to be running 40 rigs by 2012, which will drill approximately 1,000 wells per year.  Based on this planned rig ramp-up schedule, Spraberry field production is expected to double from 2010 to 2013, reflecting a compounded annual production growth rate of 25%. Using current NYMEX strip commodity prices and drilling and production costs, Pioneer’s internal rate of return on Spraberry field drilling is approximately 50% before tax.

As Pioneer ramps up Spraberry field drilling, the Company will continue to focus on controlling drilling costs.  Tubular and pumping unit requirements have been contracted through 2011, and sand supply has been contracted through 2012.  The Company is also expanding its integrated services in the Spraberry field.  One of the Company-owned fracture stimulation fleets has been transferred from the Raton field to the Spraberry field, and two additional fleets are being built, with the expectation that they will be ready to begin completions later this year.  Each fleet can complete approximately 175 wells per year.  In addition, the Company owns five drilling rigs and plans to double this number by the end of 2010 to cover 20% to 25% of its forecasted 2012 and forward Spraberry field drilling programs.

In the Eagle Ford Shale in South Texas, the Company has now drilled five highly productive wells across its acreage.  One well, the Handy #1, had the highest condensate initial production rate and yield per million cubic feet of gas (MMCF) in the play to-date (7.7 million cubic feet per day (MMCFPD) of gas and 2,030 barrels per day of condensate, which equates to a condensate yield of 263 barrels per MMCF).  This well also had the highest combined gas and liquids initial production rate reported to-date in the play at 19.9 MMCFEPD.  Another well, the Crawley #1, had the highest initial gas rate in the play to-date at 17 MMCFPD.  The drilling results of the Chesnutt #1 (initial production rate of 15.6 MMCFEPD with a liquids content of 45%) were announced today in a separate news release.

Pioneer holds 310,000 gross acres in the Eagle Ford Shale play, with approximately 70% of the acreage located in the condensate window.  Based on the successful drilling results, the Company has growing confidence in the development potential of its 1,750 identified Eagle Ford Shale locations.  With a gross resource potential of more than 11 trillion cubic feet equivalent, the Eagle Ford Shale is expected to provide significant future production growth and proved reserves additions.

Pioneer is a technology leader in the Eagle Ford Shale with greater than 2,000 square miles of 3-D seismic data, logs from more than 150 operated wells, proprietary core samples and micro-seismic results.  The Company is targeting liquids-rich areas with two rigs currently drilling horizontal wells in Karnes and Dewitt Counties and one well currently awaiting completion in Live Oak County.  To further accelerate Eagle Ford Shale development, the Company is actively pursuing a joint venture, with an announcement expected by the end of the second quarter. The Company is planning to aggressively increase its drilling activity to six to seven rigs by the end of 2010, ten rigs by the end of 2011 and 14 rigs by the end of 2012.

Pioneer’s daily production from South Texas was 10 MBOEPD in the first quarter of 2010, essentially flat with the fourth quarter of 2009 as growing Eagle Ford Shale production offset natural field declines in the Edwards Trend formation where drilling has been curtailed due to low gas prices.

On the North Slope of Alaska, Pioneer drilled two highly productive Kuparuk wells in the first quarter, with a combined initial production rate of approximately 7,500 barrels oil per day (BOPD).  One of these wells is expected to be converted to an injection well in a few months in order to maintain reservoir pressure support.  The Company also successfully tested a third reservoir (Moraine) through a fracture stimulated horizontal well, with an initial production rate of 1,100 BOPD. This result confirms the net resource potential of Pioneer’s Oooguruk project of 120 million to 150 million barrels of oil.  Over the remainder of 2010, the Company plans to drill four Nuiqsut wells, of which two will be producing wells and two will be for water injection.  One of these wells will test the production capability of a dual lateral.  As a result of this drilling program, production in 2010 is forecasted to grow by 60% to 70% compared to 2009.

In the Raton Basin (Colorado) and the Mid-Continent areas (Panhandle of Texas and western Kansas), where gas drilling has been curtailed since the beginning of 2009, first quarter 2010 production averaged 175 MMCFPD and 129 MMCFEPD, respectively.  In addition to  low production decline rates for both areas, production in the Mid-Continent area also benefited in the first quarter of 2010 from the expiration of the VPP obligation in the Hugoton field on January 1, 2010, which added 28 MMCFPD.

In Tunisia, production averaged 5,400 barrels oil equivalent per day (BOEPD) in the first quarter of 2010, a reduction of 1,200 BOEPD from the fourth quarter of 2009 as a result of variability in the timing of liftings and reduced drilling activity.  The oil inventory that was not lifted in the first quarter is expected to be sold in the second quarter.  Pioneer-operated drilling commenced in late April, drilling three wells identified from new 3-D seismic reprocessing.  The Company will also be participating in three non-operated wells during 2010.  This drilling program is expected to provide production growth of 10% to 15% between the fourth quarter of 2009 and the fourth quarter of 2010.

In South Africa, after a major maintenance shutdown during the fourth quarter of 2009 at the Mossel Bay gas-to-liquids plant where Pioneer’s gas production is sold, production resumed at full capacity in early January 2010.  As a result, first quarter production increased 5 MBOEPD and averaged 6 MBOEPD.   Production is forecast to be more than 200% greater in the fourth quarter of 2010 compared to the maintenance-impacted fourth quarter of 2009.

2010 Capital Expenditures
Capital spending for 2010 (excluding lease extensions, acquisitions, asset retirement obligations, capitalized interest, G&G G&A and the impacts of an expected Eagle Ford Shale drilling ramp up) is currently estimated to be approximately $900 million and is focused on oil drilling.  This includes drilling 440 Spraberry wells, running two rigs in the Eagle Ford Shale, one rig in Alaska, and drilling six wells in Tunisia (three operated and three non-operated).  Operating cash flow to fund this capital spending is forecasted to be approximately $1 billion, assuming current NYMEX strip commodity prices.  Updated capital spending, cash flow and production forecasts will be provided once the result of the joint venture process is announced.  No significant dry gas drilling is planned.  Gas prices would have to strengthen significantly to support the recommencement of drilling in Pioneer’s gas assets.

First Quarter 2010 Financial Review
First quarter sales from continuing operations averaged 114.3 MBOEPD, consisting of oil sales averaging 32 MBOPD, NGL sales averaging 19 thousand barrels per day and gas sales averaging 380 MMCFPD.

The reported first quarter average price for oil was $88.74 per barrel and included $7.84 per barrel related to deferred revenue from VPPs for which production was not recorded.  The reported price for NGLs was $41.82 per barrel.  The reported price for gas was $5.30 per MCF.

First quarter production costs averaged $11.35 per BOE.

Depreciation, depletion and amortization (DD&A) expense averaged $14.65 per barrel oil equivalent (BOE) for the first quarter.  Exploration and abandonment costs were $21 million for the quarter and included $4 million of acreage abandonment and unsuccessful drilling costs and $17 million of geologic and geophysical expenses and personnel costs.

Cash flow from operating activities for the first quarter was $299 million.

Second Quarter 2010 Financial Outlook
Second quarter 2010 production is forecasted to average 113 MBOEPD to 118 MBOEPD, reflecting increased 2010 drilling activity and the planned oil lifting schedule for Tunisia.

Second quarter production costs are expected to average $11.50 to $13.50 per BOE, based on current NYMEX strip commodity prices.  DD&A expense is expected to average $14.25 to $15.50 per BOE.

Total exploration and abandonment expense during the second quarter is expected to be $25 million to $35 million, primarily related to exploration wells, including related acreage costs, and seismic and personnel costs.

General and administrative expense is expected to be $40 million to $43 million, interest expense is expected to be $47 million to $50 million, and other expense is expected to be $12 million to $17 million.  Accretion of discount on asset retirement obligations is expected to be $2 million to $4 million.

Noncontrolling interest in consolidated subsidiaries’ income, excluding noncash mark-to-market adjustments, is expected to be $9 million to $12 million, primarily reflecting the public ownership in Pioneer Southwest Energy Partners L.P.

The Company’s effective income tax rate is expected to range from 40% to 50% based on current capital spending plans, higher tax rates in Tunisia and no significant mark-to-market changes in the Company’s derivative position.  Cash taxes are expected to be $10 million to $15 million and are primarily attributable to Tunisia.

The Company's financial and mark-to-market results, derivatives for oil, NGL and gas, amortization of net deferred gains on discontinued/terminated commodity hedges and future VPP amortization are outlined on the attached schedules.

Earnings Conference Call
On Wednesday, May 5, 2010, at 9:00 a.m. Central Time, Pioneer will discuss its financial and operating results for the quarter ended March 31, 2010, with an accompanying presentation.  Instructions for listening to the call and viewing the accompanying presentation are shown below.

Internet:  www.pxd.com

Select “Investors,” then “Earnings Calls & Webcasts” to listen to the discussion and view the presentation.

Telephone: Dial (800) 946-0744, confirmation code: 4663002 five minutes before the call.  View the presentation via Pioneer’s internet address above.

A replay of the webcast will be archived on Pioneer’s website.  A telephone replay will be available through May 28 by dialing (888) 203-1112, confirmation code: 4663002.

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations primarily in the United States.  For more information, visit Pioneer’s website at www.pxd.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements (including joint venture agreements) with third parties on mutually acceptable terms, international operations and associated international political and economic instability, litigation, the costs and results of drilling and operations, access to and availability of drilling equipment and transportation, processing and refining facilities, Pioneer's ability to replace reserves, implement its business plans or complete its development activities as scheduled, access to and cost of capital, the financial strength of counterparties to Pioneer’s credit facility and derivative contracts and the purchasers of Pioneer’s oil, NGL and gas production, uncertainties about estimates of reserves and resource potential and the ability to add proved reserves in the future, the assumptions underlying production forecasts, quality of technical data, environmental and weather risks, including the possible impacts of climate change, and acts of war or terrorism. These and other risks are described in Pioneer’s 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission. In addition, Pioneer may be subject to currently unforeseen risks that may have a materially adverse impact on it. Pioneer undertakes no duty to publicly update these statements except as required by law.

Cautionary Note to U.S. Investors --The U.S. Securities and Exchange Commission (the "SEC") prohibits oil and gas companies, in their filings with the SEC, from disclosing estimates of oil or gas resources other than “reserves,” as that term is defined by the SEC. In this presentation, Pioneer includes estimates of quantities of oil and gas using certain terms, such as “resource potential,” “EUR” or other descriptions of volumes of reserves, which terms include quantities of oil and gas that may not meet the SEC’s definitions of proved, probable and possible reserves, and which the SEC's guidelines strictly prohibit Pioneer from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being recovered by Pioneer. U.S. investors are urged to consider closely the disclosures in the Company’s periodic filings with the SEC.  Such filings are available from the Company at 5205 N. O'Connor Blvd., Suite 200, Irving, Texas 75039, Attention: Investor Relations, and the Company’s website at www.pxd.com. These filings also can be obtained from the SEC by calling 1-800-SEC-0330.

Pioneer Natural Resources Contacts:

Investors
Frank Hopkins – 972-969-4065
Matt Gallagher – 972-969-4017
Nolan Badders – 972-969-3955

Media and Public Affairs
Susan Spratlen – 972-969-4018
Suzanne Hicks – 972-969-4020

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$34,540	$27,368
Accounts receivable, net	261,281	331,748
Income taxes receivable	3,758	25,022
Inventories	120,750	139,177
Prepaid expenses	8,551	9,011
Deferred income taxes	-	26,857
Derivatives	154,732	48,713
Other current assets, net	3,414	8,222

Total current assets	587,026	616,118

Property, plant and equipment, at cost:
Oil and gas properties, using the successful efforts method of accounting	10,657,341	10,512,904
Accumulated depletion, depreciation and amortization	(3,059,087)	(2,946,048)

Total property, plant and equipment	7,598,254	7,566,856

Deferred income taxes	491	387
Goodwill	308,831	309,259
Derivatives	118,318	43,631
Other assets, net	359,735	331,014

	$8,972,655	$8,867,265

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$259,806	$253,583
Interest payable	33,695	47,009
Income taxes payable	15,875	17,411
Deferred income taxes	-	128
Deferred revenue	78,816	90,215
Derivatives	90,753	116,015
Other current liabilities	42,742	46,830

Total current liabilities	521,687	571,191

Long-term debt	2,647,604	2,761,011
Deferred income taxes	1,589,275	1,470,899
Deferred revenue	75,937	87,021
Derivatives	76,819	133,645
Other liabilities	177,705	200,467
Stockholders' equity	3,883,628	3,643,031

	$8,972,655	$8,867,265

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per share data)

	Three Months Ended
	March 31,
	2010	2009

Revenues and other income:
Oil and gas	$507,796	$367,851
Interest and other	19,803	10,660
Derivative gains, net	265,476	99,863
Gain (loss) on disposition of assets, net	16,943	(115)
Hurricane activity, net	7,410	(375)
	817,428	477,884
Costs and expenses:
Oil and gas production	89,715	110,431
Production and ad valorem taxes	27,061	27,699
Depletion, depreciation and amortization	150,768	188,144
Impairment of oil and gas properties	-	21,091
Exploration and abandonments	20,797	31,170
General and administrative	40,948	34,654
Accretion of discount on asset retirement obligations	2,960	2,752
Interest	47,523	41,138
Other	16,576	31,389
	396,348	488,468
Income (loss) from continuing operations before income taxes	421,080	(10,584)
Income tax benefit (provision)	(160,474)	741
Income (loss) from continuing operations	260,606	(9,843)
Loss from discontinued operations, net of tax	-	(970)
Net income (loss)	260,606	(10,813)
Net income attributable to the noncontrolling interests	(15,352)	(3,793)
Net income (loss) attributable to common stockholders	$245,254	$(14,606)

Basic earnings per share:
Income (loss) from continuing operations attributable to common stockholders	$2.09	$(0.12)
Loss from discontinued operations attributable to common stockholders	-	(0.01)
Net income (loss) attributable to common stockholders	$2.09	$(0.13)

Diluted earnings per share:
Income (loss) from continuing operations attributable to common stockholders	$2.08	$(0.12)
Loss from discontinued operations attributable to common stockholders	-	(0.01)
Net income (loss) attributable to common stockholders	$2.08	$(0.13)

Weighted average shares outstanding:
Basic	114,655	114,242
Diluted	115,462	114,242

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended
	March 31,
	2010	2009

Cash flows from operating activities:
Net income (loss)	$260,606	$(10,813)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization	150,768	188,144
Impairment of oil and gas properties	-	21,091
Exploration expenses, including dry holes	3,566	18,249
Deferred income taxes	158,456	(10,510)
(Gain) loss on disposition of assets, net	(16,943)	115
Accretion of discount on asset retirement obligations	2,960	2,752
Discontinued operations	-	4,373
Interest expense	7,408	6,609
Derivative related activity	(281,871)	(111,285)
Amortization of stock-based compensation	9,624	9,297
Amortization of deferred revenue	(22,483)	(36,720)
Other noncash items	(2,176)	10,694
Changes in operating assets and liabilities:
Accounts receivable, net	48,080	42,221
Income taxes receivable	21,264	44,936
Inventories	17,429	(34,470)
Prepaid expenses	435	1,960
Other current assets	1,226	26,057
Accounts payable	(34,296)	(111,450)
Interest payable	(13,314)	(15,576)
Income taxes payable	(1,536)	8,541
Other current liabilities	(9,840)	(29,794)
Net cash provided by operating activities	299,363	24,421
Net cash used in investing activities	(166,543)	(171,063)
Net cash provided by (used in) financing activities	(125,648)	142,781
Net increase (decrease) in cash and cash equivalents	7,172	(3,861)
Cash and cash equivalents, beginning of period	27,368	48,337
Cash and cash equivalents, end of period	$34,540	$44,476

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUMMARY PRODUCTION AND PRICE DATA

		Three Months Ended
		March 31,
		2010	2009
Average Daily Sales Volumes
from Continuing Operations:
Oil (Bbls) -	U.S.	25,803	26,358
	South Africa	1,111	245
	Tunisia	4,953	6,349
	Worldwide	31,867	32,952

Natural gas liquids (Bbls) -	U.S.	19,116	22,655

Gas (Mcf) -	U.S.	346,248	385,636
	South Africa	31,033	30,283
	Tunisia	2,744	2,346
	Worldwide	380,025	418,265

Total (BOE) -	U.S.	102,627	113,286
	South Africa	6,283	5,292
	Tunisia	5,411	6,740
	Worldwide	114,321	125,318

Average Reported Prices (a):
Oil (per Bbl) -	U.S.	$92.07	$54.56
	South Africa	$77.58	$47.00
	Tunisia	$73.88	$47.25
	Worldwide	$88.74	$53.10

Natural gas liquids (per Bbl) -	U.S.	$41.82	$22.93

Gas (per Mcf) -	U.S.	$5.16	$4.37
	South Africa	$6.31	$3.95
	Tunisia	$11.41	$5.96
	Worldwide	$5.30	$4.35

Total (BOE) -	U.S.	$48.36	$32.15
	South Africa	$44.89	$24.79
	Tunisia	$73.42	$46.59
	Worldwide	$49.35	$32.61

_____________
(a)	Average prices are attributable to continuing operations and include the results of hedging activities and amortization of VPP deferred revenue.

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUPPLEMENTARY EARNINGS PER SHARE INFORMATION

The Company uses the 2-class method of calculating basic and diluted earnings per share.  Under the 2-class method of calculating earnings per share, GAAP provides that share- and unit-based awards with guaranteed dividend or distribution participation rights qualify as “participating securities” during their vesting periods.  The Company’s basic net income (loss) per share attributable to common stockholders is computed as (i) net income (loss) attributable to common stockholders, (ii) less participating share- and unit-based basic earnings (iii) divided by weighted average basic shares outstanding. The Company’s diluted net income (loss) per share attributable to common stockholders is computed as (i) basic net income (loss) attributable to common stockholders, (ii) plus adjustments to participating undistributed earnings (iii) divided by weighted average diluted shares outstanding. During periods in which the Company realizes a loss from continuing operations attributable to common stockholders, securities or other contracts to issue common stock would not be dilutive to loss per share and conversion into common stock is assumed not to occur.

The following table is a reconciliation of the Company’s net income (loss) attributable to common stockholders to basic net income (loss) attributable to common stockholders and to diluted net income (loss) attributable to common stockholders for the three months ended March 31, 2010 and 2009:

	Three Months Ended March 31,
	2010	2009
	(in thousands)

Net income (loss) attributable to common stockholders	$245,254	$(14,606)
Participating basic distributed earnings	(91)	(68)
Participating basic undistributed earnings	(5,235)	-
Basic net income (loss) attributable to common stockholders	239,928	(14,674)
Diluted adjustments to participating undistributed earnings	36	-

Diluted net income (loss) attributable to common stockholders	$239,964	$(14,674)

The following table is a reconciliation of basic weighted average common shares outstanding to diluted weighted average common shares outstanding for the three months ended March 31, 2010 and 2009:

	Three Months Ended March 31,
	2010	2009
	(in thousands)
Weighted average common shares outstanding:
Basic	114,655	114,242
Dilutive common stock options	224	-
Contingently issuable - performance shares	583	-

Diluted	115,462	114,242

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(in thousands)

EBITDAX and discretionary cash flow ("DCF") (as defined below) are presented herein, and reconciled to the generally accepted accounting principle ("GAAP") measures of net income (loss) and net cash provided by operating activities because of their wide acceptance by the investment community as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non-GAAP measures of EBITDAX and DCF as useful tools for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting.  EBITDAX and DCF should not be considered as alternatives to net income (loss) or net cash provided by operating activities, as defined by GAAP.

	Three Months Ended
	March 31,
	2010	2009

Net income (loss)	$260,606	$(10,813)
Depletion, depreciation and amortization	150,768	188,144
Impairment of oil and gas properties	-	21,091
Exploration and abandonments	20,797	31,170
Accretion of discount on asset retirement obligations	2,960	2,752
Interest expense	47,523	41,138
Income tax (benefit) provision	160,474	(741)
(Gain) loss on disposition of assets, net	(16,943)	115
Discontinued operations	-	4,373
Cash exploration and abandonment expense on discontinued operations	-	1
Derivative related activity	(281,871)	(111,285)
Amortization of stock-based compensation	9,624	9,297
Amortization of deferred revenue	(22,483)	(36,720)
Other noncash items	(2,176)	10,694

EBITDAX (a)	329,279	149,216

Cash interest expense	(40,115)	(34,529)
Current income taxes	(2,018)	(9,769)

Discretionary cash flow (b)	287,146	104,918

Cash exploration expense	(17,231)	(12,922)
Changes in operating assets and liabilities	29,448	(67,575)

Net cash provided by operating activities	$299,363	$24,421

_____________
(a)
"EBITDAX" represents earnings before depletion, depreciation and amortization expense; impairment of oil and gas properties; exploration and abandonments; noncash derivative activity; accretion of discount on asset retirement obligations; interest expense; income taxes; (gain) loss on the disposition of assets, net; noncash effects from discontinued operations; amortization of stock-based compensation; amortization of deferred revenue; and other noncash items.

(b)	Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities and before cash exploration expense.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)

Income adjusted for significant noncash charges, as presented in this press release, is presented and reconciled to Pioneer's net income attributable to common stockholders that is determined in accordance with GAAP because Pioneer believes that these non-GAAP financial measures reflect an additional way of viewing aspects of Pioneer's business that, when viewed together with its financial results computed in accordance with GAAP, provide a more complete understanding of factors and trends affecting its historical financial performance and future operating results, greater transparency of underlying trends and greater comparability of results across periods.  In addition, management believes that these non-GAAP measures may enhance investors' ability to assess Pioneer's historical and future financial performance.  These non-GAAP financial measures are not intended to be substitutes for the comparable GAAP measures and should be read only in conjunction with Pioneer's consolidated financial statements prepared in accordance with GAAP.  Noncash derivative gains, net, gains on dispositions of assets, Alaskan Petroleum Production Tax credits and hurricane credits, net will recur in future periods; however, the amount and frequency of each item can vary significantly from period to period.  The table below reconciles Pioneer's net income attributable to common stockholders for the three months ended March 31, 2010, as determined in accordance with GAAP, to income adjusted for significant noncash charges, for that quarter.

	After-tax	Per
	Amounts	Share

Net income attributable to common stockholders	$245	$2.08
Plus:
Noncash derivative gains, net ($267 million pretax before noncontrolling interest share)	(164)	(1.40)
Gain on Uinta/Piceance disposition ($16 million pretax)	(10)	(0.08)
Petroleum Production Tax credit income ($14 million pretax)	(9)	(0.08)
Hurricane credits, net ($7 million pretax)	(4)	(0.04)
Income as adjusted for significant noncash charges	$58	$0.48

PIONEER NATURAL RESOURCES COMPANY
SUPPLEMENTAL INFORMATION
Open Commodity Derivative Positions as of April 30, 2010
(Volumes are average daily amounts)

	2010
	Second	Third	Fourth
	Quarter	Quarter	Quarter	2011	2012	2013	2014
Oil Derivatives (Bbls):
Swap Contracts:
Volume	2,500	2,500	2.500	750	3,000	3,000	-
NYMEX price	$93.34	$93.34	$93.34	$77.25	$79.32	$81.02	$-
Collar Contracts:
Volume	-	-	-	2,000	-	-	-
NYMEX price:
Ceiling	$-	$-	$-	$170.00	$-	$-	$-
Floor	$-	$-	$-	$115.00	$-	$-	$-
Collar Contracts with Short Puts:
Volume	29,011	30,000	30,250	37,000	27,000	1,250	-
NYMEX price (a):
Ceiling	$84.63	$84.99	$85.09	$99.22	$120.21	$111.50	$-
Floor	$67.91	$68.37	$68.38	$73.92	$80.56	$83.00	$-
Short Put	$54.84	$55.23	$55.23	$59.41	$65.00	$68.00	$-
NGL Derivatives (Bbls):
Swap Contracts:
Volume	1,900	1,250	1,250	750	750	-	-
Blended index price (b)	$48.17	$47.38	$47.38	$34.65	$35.03	$-	$-
Collar Contracts:
Volume	2,000	2,000	2,000	1,000	-	-	-
Index price (b):
Ceiling	$49.98	$49.98	$49.98	$50.93	$-	$-	$-
Floor	$41.58	$41.58	$41.58	$42.21	$-	$-	$-
Collar Contracts with Short Puts:
Volume	-	2,000	2,000	-	-	-	-
Index price (b):
Ceiling	$-	$58.92	$58.92	$-	$-	$-	$-
Floor	$-	$47.64	$47.64	$-	$-	$-	$-
Short Put	$-	$38.71	$38.71	$-	$-	$-	$-
Percentage Contracts of WTI Oil Prices (c):
Volume (Bbl)	1,341	-	-	-	-	-	-
Percentage of NYMEX WTI received (%)	60%	-	-	-	-	-	-
Gas Derivatives (MMBtu):
Swap Contracts:
Volume	167,500	167,500	167,500	97,500	7,500	17,500	-
NYMEX price (d)	$6.26	$6.26	$6.26	$6.32	$6.12	$6.43	$-
Collar Contracts:
Volume	40,000	40,000	40,000	-	-	-	-
NYMEX price (d):
Ceiling	$7.19	$7.19	$7.19	$-	$-	$-	$-
Floor	$5.75	$5.75	$5.75	$-	$-	$-	$-
Collar Contracts with Short Puts:
Volume	95,000	95,000	95,000	200,000	190,000	45,000	50,000
NYMEX price (d):
Ceiling	$7.94	$7.94	$7.94	$8.55	$7.96	$7.49	$8.08
Floor	$6.00	$6.00	$6.00	$6.32	$6.12	$6.00	$6.00
Short Put	$5.00	$5.00	$5.00	$4.88	$4.55	$4.50	$4.50
Basis Swap Contracts:
Spraberry Index Swaps volume – (e)	45,000	45,000	18,478	-	-	-	-
Price differential ($/MMBtu)	$(0.23)	$(0.23)	$(0.34)	$-	$-	$-	$-
Mid-Continent Index Swaps volume – (e)	190,000	190,000	183,370	100,000	20,000	10,000	-
Price differential ($/MMBtu)	$(0.82)	$(0.82)	$(0.84)	$(0.71)	$(0.78)	$(0.71)	$-
Gulf Coast Index Swaps volume – (e)	60,000	60,000	46,739	20,000	20,000	-	-
Price differential ($/MMBtu)	$(0.17)	$(0.17)	$(0.21)	$(0.17)	$(0.17)	$-	$-

_____________
(a)	Include NYMEX and Dated Brent average prices of U.S. and foreign production.
(b)	Represents blended Mont Belvieu index price or respective NGL component prices per Bbl.

(c)	Represents swaps whereby Pioneer pays respective NGL component index price and receives percentage of West Texas Intermediate ("WTI") NYMEX price.
(d)	Represents the NYMEX Henry Hub index price or approximate NYMEX Henry Hub index price based on historical differentials to the index price on the derivative trade date.
(e)	Represent swaps that fix the basis differentials between indices at which the Company sells its Spraberry, Mid-Continent and Gulf Coast gas and NYMEX Henry Hub index prices.

PIONEER NATURAL RESOURCES COMPANY
SUPPLEMENTAL INFORMATION

Amortization of Deferred Revenue Associated with Volumetric
Production Payments and Net Derivative Losses as of March 31, 2010
(in thousands)

	2010
	Second	Third	Fourth
	Quarter	Quarter	Quarter	2011	2012	Total

Total deferred revenues (a)	$22,587	$22,669	$22,476	$44,951	$42,070	$154,753
Less derivative losses to be recognized in pretax earnings (b)	(620)	(578)	(538)	(3,571)	(3,158)	(8,465)

Total VPP impact to pretax earnings	$21,967	$22,091	$21,938	$41,380	$38,912	$146,288

_____________
(a) Deferred revenue will be amortized as increases to oil and gas revenues during the indicated future periods.
(b) Represents the remaining pretax earnings impact of the derivatives assigned in the VPPs.

Deferred Gains on Discontinued and Terminated Commodity Hedges as of March 31, 2010 (a)
(in thousands)

	2010
	Second	Third	Fourth
	Quarter	Quarter	Quarter	2011

Commodity hedge gains (b):
Oil	$20,411	$19,784	$19,178	$36,489
NGL	1,819	1,839	1,840	-
Gas	920	930	931	-
	$23,150	$22,553	$21,949	$36,489

_____________
(a) Excludes deferred hedge gains and losses on terminated derivatives related to the VPPs
(b) Deferred commodity hedge gains will be amortized as increases to oil and gas revenues during the indicated future periods.

PIONEER NATURAL RESOURCES COMPANY
SUPPLEMENTAL INFORMATION

Derivative Gains, Net
(in thousands)

Three Months Ended
March 31, 2010

Noncash changes in fair value:
Oil derivative gains	$49,605
NGL derivative gains	13,421
Gas derivative gains	194,527
Interest rate derivative gains	9,379
Total noncash derivative gains (a)	266,932
Cash settled changes in fair value:
Oil derivative losses	(6,454)
NGL derivative losses	(3,080)
Gas derivative gains	7,200
Interest rate derivative gains	878
Total cash derivative losses, net	(1,456)
Total derivative gains, net	$265,476

_____________
(a)
Total noncash derivative gain, net includes approximately $6.2 million of gains attributable to noncontrolling interests in consolidated subsidiaries during the three month period ended March 31, 2010, respectively.